Exhibit 99.1

             Gulf Resources and East China University of Science and Technology Establish Co-Op Research and Development Center

        Focused on Developing New Refined Chemical Compounds and Products

LOS ANGELES and SHANDONG, China, September 6, 2007 - Gulf Resources (OTC bulletin board: GUFR) announced today that it's wholly-owned subsidiary, Shouguang Yuxin Chemical Industry Company Limited ("SYCI"), and East China University of Science and Technology formally opened a Co-Op Research and Development Center.

East China University of Science and Technology, a prestigious and reputable university in the PRC known for its research capabilities and was the first university to establish a pharmaceutical engineering department. Numerous students have graduated with strong chemical and pharmaceutical engineering background as a result of the advanced curriculums offered at this university. As a result of its many accomplishments, the East China University of Science and Technology has been honored with several national research prizes since its inception. Professor Ji will serve as the Center's manager. He will utilize his established background in both teaching and research for chemical applications and medicine engineering, for which he owns two patents.

The research center is equipped with state of the art chemical engineering instruments for the purpose of pursuing targeted research and development of refined bromide compounds and end products. According to co-op research agreement, any research achievement or patents will be assets of Gulf Resources, Inc. To date, the Center has already made substantial progress and currently two compounds are being tested which carry the names 3.4.5-Trimethoxybenzaldehyde and Mbromoanisole. These compounds will be utilized as raw materials by pharmaceutical manufacturers to produce various antibiotics. Management anticipates that these two compounds will contribute approximately $10 million in revenues during the first full year of commercialization.

Gulf Resources Inc. CEO Mr. Ming Yang commented that "This significant milestone for our Company will enable us to leverage a well respected University with our team to jointly develop new bromide and deep processed chemical products where we believe significant market opportunities exist. Given our broad customer base and strong relationships we will continue to aggressively purse new product introductions which we believe will strengthen our product portfolio while growing our revenues."

About Gulf Resources, Inc.

Gulf Resources, Inc. operates through two wholly-owned subsidiaries: SCHC which is engaged in manufacturing and trading Bromine and Crude Salt in China. Bromine is used to manufacture a wide variety of compounds utilized in industry and agriculture, and SYCI which manufactures chemical products utilized in oil & gas field explorations and as papermaking chemical agents. For more information, please visit http://www.gulfresourcesco.com . Safe Harbor Statement:

Certain statements in this news release may contain forward-looking information about Gulf Resources and its subsidiaries business and products within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. The actual results may differ materially depending on a number of risk factors including, but not limited to this specific Co-Op and Research and Development agreement, the general economic and business conditions in the PRC,

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future product development and production capabilities, shipments to end customers, market acceptance of new and existing products, additional competition from existing and new competitors for bromine and other oilfield and power production chemicals, changes in technology, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks factors detailed in the Company's reports filed with the Securities and Exchange Commission. Gulf Resources undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release. For more information, please contact:

     Ethan Chuang, Gulf Resources
     Tel:   +1-714-858-1147
     Email: Ethan@gulfresourcesco.com

     Matthew Hayden, HC International
     Tel:   +1-858-704-5065
     Email: matt@haydenir.com

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